Exhibit 10.24
ACCENTURE LTD
2001 SHARE INCENTIVE PLAN
AND FRENCH RSU SUBPLAN

RESTRICTED SHARE UNIT AGREEMENT

(Key Executive Performance-Based Award – France [___year___])

Accenture plc, a company incorporated under the laws of Ireland, as successor to Accenture Ltd (the “Company”), hereby grants, as of [___date___], to [___Name___] (the “Participant”), a total number of [___number___] Restricted Share Units (“RSUs”), on the terms and conditions set forth herein. This grant is made pursuant to the terms of the Accenture Ltd 2001 Share Incentive Plan, as amended by the Subplan for Restricted Share Units in France (as so amended, the “Plan”), which Plan, as further amended from time to time, are incorporated herein by reference and made a part of this Restricted Share Unit Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein subject to the conditions specified herein. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Plan.

The terms and conditions of the RSUs granted hereunder, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1. Performance-Based Vesting.

(a) Performance Period. The RSUs shall vest, if at all, based upon the attainment of specific pre-established financial performance objectives (the “Performance Objectives”) by the Company for the period commencing on [___date___] and ending on [___date + [3 years]___] (the “Performance Period”), as set forth in this Section 1.

(b) Service Relationship. Except as provided in Section 2(a), RSUs that are unvested as of the termination of the Participant’s full-time employment status with the Company or any of its Subsidiaries (collectively, the “Constituent Companies”) shall be immediately forfeited as of such termination and the Company shall have no further obligations with respect thereto. Such employment status shall hereinafter be referred to in this Agreement as “Qualified Status.”

(c) Total Shareholder Return.

(i) Up to twenty-five percent (25%) of the RSUs granted to the Participant pursuant to this Agreement shall vest, if at all, based upon the Total Shareholder Return for the Company, as compared to the Comparison Companies, for the Performance Period in the manner set forth on Exhibit 1-A hereto.

(ii) For purposes of this Agreement, Total Shareholder Return with respect to the Company and each of the Comparison Companies shall mean the quotient of (A) the Fair Market Value of the stock of the particular company or index on [___end date___], divided by (B) the Fair Market Value of the stock of such company or index on [___start date___]. For purposes of calculating a company’s Total Shareholder Return, the Fair Market Value of the stock of any company on [___end date___] shall be adjusted to reflect any and all cash, stock or in-kind dividends paid on the stock of such company during the Performance Period as follows: the Fair Market Value of the stock of the company on [___end date___] shall be multiplied by the sum of (Y) one (1) plus (Z) the number of whole and fractional shares of the stock of the company that (i) were actually received in respect of one share (or such greater number of shares that are deemed to have been held at such time pursuant to this clause (c)(ii)) by way of a stock dividend and (ii) would otherwise result assuming each cash dividend paid on the stock (or fair market value of any in-kind dividend, as determined by the Committee) of the company during the Performance Period was used to purchase additional whole and/or fractional shares of stock of the company on the record date of such dividend based on the fair market value of the stock of the company (as determined by the Committee), or with respect to the Company, the Fair Market Value of a Share, on the record date of such dividend.

(iii) If at any time prior to the completion of the Performance Period, a Comparison Company ceases to be a publicly-traded company, merges or consolidates with another company, is acquired or disposes of a significant portion of its businesses as they exist on the date of this Agreement or experiences any other extraordinary event as determined by the Committee in its sole discretion, the Committee, in its sole discretion, may remove such Comparison Company or ratably adjust the calculation of the Total Shareholder Return with respect to such Comparison Company.

(iv) For purposes of this Agreement: (i) “Comparison Companies” shall mean Affiliated Computer Services, Inc. (ACS), Automated Data Processing (ADP), Cap Gemini S.A., Cisco Systems, Inc. (CSCO), Computer Sciences Corporation (CSC), EMC Corporation (EMC), Hewitt Associates, Inc. (HEW), Hewlett-Packard Company (HPQ), International Business Machines Corporation (IBM), Lockheed Martin Corporation (LMT), Microsoft Corporation (MSFT), Oracle Corporation (ORCL), SAIC Inc. (SAI), Sapient Corporation (SAPE), Xerox Corp (XRX) and the S&P 500 Index (SPX); and (ii) the “Fair Market Value” of (A) a share of stock of a company on a given date shall mean the average of the high and low trading price of the stock of the company, as reported on the principal exchange on which the stock of such company is traded (or, if the stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the average of the mean between the closing representative bid and asked prices for the stock) and (B) for the S&P 500 Index on a given date shall mean the average of the high and low values for such index as reported in the Wall Street Journal (or, if the S&P 500 Index is not reported in the Wall Street Journal, in such other reliable source as the Company may determine), in each case for the ten (10) consecutive trading days immediately preceding such date.

(d) Operating Income Growth Rate. Up to 75% of the RSUs granted to the Participant pursuant to this Agreement shall vest, if at all, based upon the achievement of Operating Income targets by the Company for the Performance Period, as set forth on Exhibit 1-B hereto. For purposes of this Agreement:

“Target Cumulative Operating Income” shall mean the aggregate of the “Operating Income Plan,” as approved by the Committee, for each of the Company’s [___number___] fiscal years during the Performance Period. Within a reasonable period following the availability of all relevant data (as determined by the Committee in its sole discretion), the Committee will approve the Company’s operating income plan for each applicable fiscal year during the Performance Period (each an “Operating Income Plan”).

“Actual Cumulative Operating Income” shall mean the aggregate of the Company’s actual operating income for the Company’s three fiscal years during the Performance Period, as determined from the Company’s final, audited financial statements for such fiscal years.

In the event that, as determined in the sole discretion of the Committee and due to a required change in generally accepted accounting practices, a change in the accounting methods of the Company or an extraordinary and material event in the Company’s business (each of the foregoing events being referred to herein as a “Material Event”), Actual Cumulative Operating Income determined after the occurrence of a Material Event would be materially different as a result of the occurrence thereof, the Committee may instruct the Company to determine Actual Cumulative Operating Income for such period, solely for purposes of this Agreement, as if the Material Event had not happened or was not effective. Such instruction may be limited to apply to fiscal periods in which the applicable Operating Income Plan did not account for the occurrence of the Material Event.

(e) Certification. No RSUs granted to the Participant hereunder shall vest in accordance with Sections 1(c) or (d) unless and until the Committee makes a certification in writing with respect to the achievement of the Performance Objectives for the Performance Period. Following the end of the Performance Period, the Committee shall review and determine whether the Performance Objectives have been met within a reasonable period following the availability of all data necessary to determine whether the Performance Objectives have been achieved, and not later than [___date___], shall certify such finding to the Company and to the Participant.

2. Termination of Employment.

(a) Termination as a result of death, Disability, or Involuntary Termination. Notwithstanding anything in Section 1 to the contrary, the RSUs granted hereunder shall vest upon the termination of the Participant’s Qualified Status as a result of death, Disability, Involuntary Termination, all as follows:

(i) Termination as a result of death or Disability. In the event the Participant’s Qualified Status is terminated during the Performance Period as a result of death or Disability, the RSUs granted to the Participant hereunder shall remain outstanding throughout the Performance Period and shall vest, if at all, in accordance with Sections 1(c) or (d) upon completion of the Performance Period. In the event of the death of the Participant during the Performance Period, the Participant’s heirs can, within a period of six months as from the date of death, request the release (upon the completion of the Performance Period) of the Shares underlying any vested Restricted Share Units.

(ii) Involuntary Termination. In the event the Participant’s Qualified Status is terminated during the Performance Period due to an Involuntary Termination, the RSUs granted to the Participant hereunder shall remain outstanding throughout the Performance Period. Upon completion of the Performance Period, the Participant shall vest in the number of RSUs granted hereunder equal to the product of (i) the aggregate number of RSUs that would otherwise vest upon completion of the Performance Period in accordance with Sections 1(c) or (d), multiplied by (ii) a fraction, the numerator of which is the whole number of months that have elapsed from the commencement of the Performance Period through the effective date of the Participant’s Involuntary Termination and the denominator of which is [___number of months in Performance Period___].

(iii) Specified Age Attainment. Not applicable.

(b) Termination for reasons other than death, Disability, Involuntary Termination. In the event the Participant’s Qualified Status is terminated during the Performance Period for any reason other than death, Disability, Involuntary Termination, the RSUs granted hereunder shall be immediately forfeited as of such termination and the Company shall have no further obligation with respect thereto.

(c) Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

(i) “Cause” shall mean “cause” as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or if not defined therein (it being the intent that the definition of “Cause” shall include, at a minimum, the acts set forth below), or if there shall be no such agreement, to the extent legally permissible, (a) the Participant’s embezzlement, misappropriation of corporate funds, or other material acts of dishonesty, (b) the Participant’s commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor, (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an Affiliate, (d) the Participant’s material failure to adhere to the Company’s or an Affiliate’s corporate codes, policies or procedures as in effect from time to time, (e) the Participant’s continued failure to meet minimum performance standards as determined by the Company or an Affiliate, (f) the Participant’s violation of any statutory, contractual, or common law duty or obligation to the Company or an Affiliate, including, without limitation, the duty of loyalty, or (g) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an Affiliate, including, without limitation, the covenants contained in this Agreement. The determination of the existence of Cause shall be made by the Company in good faith, which determination shall be conclusive for purposes of this Agreement.

(ii) “Disability” shall mean a termination which results from a determination of “disability (“constat d’inaptitude”) as that term is defined by French law (article 341-4 of the French social security Code).

(iii) “Involuntary Termination” shall mean termination of Qualified Status, as applicable, with the Constituent Companies (other than for Cause) which is not voluntary and which is acknowledged as being “involuntary” in writing by an authorized officer of the Company.

3. Form and Timing of Issuance or Transfer.

(a) Vested RSUs. Distribution of RSUs shall be made hereunder only in respect of vested RSUs, and shall be made in Shares on a one-for-one basis.

(b) Distribution Date. Vested RSUs, if any, shall be distributed to the Participant in the manner set forth in Section 3(a) on the date the Committee makes a certification in writing with respect to the achievement of the Performance Objectives for the Performance Period as provided in Section 1(e).

(c) Upon any transfer or issuance of Shares underlying RSUs, the Participant shall certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of this Agreement and the Plan.

4. Changes to Capital or Business Structure. The grant of the RSUs shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

5. Cancellation and Rescission of Shares

(a) In the following circumstances, the Participant shall, to the extent legally permitted, transfer to the Company the Shares that have been issued or transferred under this Agreement (without regard to whether the Participant continues to own or control such previously delivered Shares) and the Participant shall bear all costs of issuance or transfer, including any transfer taxes that may be payable in connection with any transfer:

(i) the Participant’s Qualified Status with the Constituent Companies is terminated for Cause, or

(ii) the Participant engages in any of the Restricted Activities defined in subsection (b) below.

(b) The Participant shall not, for a period of twelve months following the termination of the Participant’s Qualified Status with the Constituent Companies engage in any Restricted Activities, which for the purposes of this Agreement include the following:

(i) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise or any of the affiliates, related entities, successors, or assigns of any Competitive Enterprise; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, the Participant’s ownership as a passive investor of less than 1% of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this Section 5(b)(i);

(ii) directly or indirectly (A) solicit, or assist any other individual, person, firm or other entity in soliciting, any Client or Prospective Client for the purpose of performing or providing any Consulting Services; (B) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Consulting Services for any Client or Prospective Client; (C) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or any Affiliates and a Client or Prospective Client; or

(iii) directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of the Company or an Affiliate, including, without limitation, any former employee or other agent of the Company, its Affiliates and/or their predecessors who ceased working for the Company, its Affiliates and/or their predecessors within an eighteen-month period before or after the date on which the Participant’s Qualified Status with the Constituent Companies terminated.

(c) For purposes of this Agreement:

(i) “Client” shall mean any person, firm, corporation or other organization whatsoever for whom the Company, its Affiliates and/or their predecessors provided services within a twelve-month period before the date on which the Participant’s employment with the Constituent Companies terminated, or about which the Participant learned confidential information within the twelve months prior to the date on which the Participant’s Qualified Status with the Constituent Companies terminated.

(ii) “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type provided by the Company, its Affiliates and/or their predecessors. “Competitive Enterprise” shall include, but not be limited to, the entities set forth on the list maintained by the Company on the myHoldings website, which list may be updated by the Company from time to time.

(iii) “Consulting Services” shall mean the performance of any services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future.

(iv) “Prospective Client” shall mean any person, firm, corporation, or other organization whatsoever with whom the Company, its Affiliates and/or their predecessors had any negotiations or discussions regarding the possible performance of services by the Company or any of its Affiliates or any of their predecessors within the twelve months prior to the date of the termination of the Participant’s Qualified Status with the Constituent Companies.

(v) “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(d) If, during the twelve-month period following the termination of the Participant’s employment with the Constituent Companies, the Participant is presented with an opportunity that might involve participation in any Restricted Activity under 5(b)(i) above, Participant shall notify the Company in writing of the nature of the opportunity (the “Conflicting Activity”). Following receipt of sufficient information concerning the Conflicting Activity, the Company will advise Participant in writing whether the Company considers the Participant’s RSUs to be subject to be subject to Section 5(a)(ii) above. The Company retains sole discretion to determine whether Participant’s RSUs are subject to Section 5(a)(ii) and to alter its determination should additional or different facts become known to the Company.

6. No Acquired Rights. By participating in the Plan, and accepting the grant of RSUs under this Agreement, the Participant agrees and acknowledges that:

(a) the Plan is discretionary in nature and that the Company can amend, cancel or terminate the Plan at any time;

(b) the grant of the RSU under the Plan is voluntary and occasional, and does not create any contractual or other right to receive future grants of any RSUs or benefits in lieu of any RSUs, even if RSUs have been granted repeatedly in the past;

(c) the value of the RSUs is an extraordinary item of compensation, which is outside the scope of the Participant’s Qualified Status contract, if any;

(d) the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(e) the future value of the shares subject to the RSUs is unknown and cannot be predicted with any certainty;

(f) the Participant shall not make any claim or have any entitlement to compensation or damages in connection with the termination of the RSUs or diminution in value of the RSUs under the Plan, and Participant hereby irrevocably releases the Company and all of its Affiliates from any such claim or entitlement; and

(g) the Participant’s participation in the Plan shall not create a right to employment or further employment with or to provide services as a director, consultant or advisor to the Company or any of its Affiliates, and shall not interfere with or limit the ability of the Company to terminate the Participant’s employment relationship or other services at any time, with or without cause.

(h) no terms of any contract of employment or consultancy (or similar agreement) of the Participant shall be affected in any way by the Plan, this Agreement or related instruments, except as otherwise expressly provided herein.

7. No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.

8. Unfunded Obligation; Unsecured Creditor. The RSUs granted hereunder are an unfunded obligation of the Company and no assets or shares of the Company shall be set segregated or earmarked by the Company in respect of any RSUs awarded hereunder. The RSUs granted hereunder shall be an unsecured obligation of the Company and the rights and interests of the Participant herein shall make him only a general, unsecured creditor of the Company.

9. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 3 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant or to ensure compliance with any additional transfer restrictions that may be in effect from time to time, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

10. Transferability Restrictions.

(a) RSUs/Underlying Shares. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 10 shall be void and unenforceable against the Company and/or any applicable Constituent Company.

(b) Except in the event of Death, Disability and any further specific provision set out in the French Commercial Code with respect to a minimum holding period, from and after the definitive date of their release, none of the Shares issued pursuant hereto may be transferred or disposed of in any fashion for a period of two years.

(c) In addition, no Shares issued pursuant hereto may be transferred or disposed of within the periods as set forth in Article L. 225-197-1, I of the French Commercial Code, as the same may be amended, modified or replaced while the Participant holds such Shares. Such periods are initially:

(i) the ten trading days on the New York Stock Exchange (or such other principle exchange on which the Shares may then be traded) (“Trading Days”) preceding and the ten Trading Days following the date on which the Company’s consolidated financial statements or, if no such financial statements are published, the annual accounts, are published; and

(ii) at all times management of the Company is aware of non-public information, which, if published, might have a significant effect on the price of the Shares, and the ten Trading Days following the publication of such information.

(d) Any Shares issued or transferred to the Participant shall be subject to compliance by the Participant with such policies as the Committee or the Company may deem advisable from time to time, including, without limitation, the policies relating to certain minimum share ownership requirements. Such policies shall be binding upon the permitted respective legatees, legal representatives, successors and assigns of the Participant. The Company shall give notice of any such additional or modified terms and restrictions applicable to Shares delivered or deliverable under the Agreement to the holder of the RSUs and/or the Shares so delivered, as appropriate, pursuant to the provisions of Section 11 or, if a valid address does not appear to exist in the personnel records, to the last address known by the Company of such holder. Notice of any such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the RSUs or Shares issued therefrom has access.

(e) [Reserved.]

(f) The Company may take such action(s) as it, in its sole discretion, deems necessary, desirable or appropriate to prevent the sale or transfer of Shares during the periods referenced in this Section 10.

(g) The Participant acknowledges that he/she is solely responsible for, and represents and warrants that he or she will at all times, comply with the restrictions on disposition and transfer of Shares contained in this Section 10. Participant further acknowledges that neither the Company nor any Constituent Companies shall be liable or responsible in the event the Participant does not receive any tax benefits or treatment that may be desired in connection with such restrictions, whether as a result of Participant’s failure to comply with such restrictions or otherwise.

11. Notices. Any notice to be given under this Agreement shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, addressed to the Company in care of its General Counsel at

Accenture
50 W. San Fernando Street
San Jose, CA 95113
Telecopy: (408) 817-2799
Attn: General Counsel

(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any compensation or other amount otherwise payable to the Participant, applicable withholding taxes and social security contributions required to be withheld with respect to the RSUs, this Agreement or any issuance or transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes and social security contributions.

13. Choice of Law and Dispute Resolution

(a) THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) Subject to paragraphs (c) through (g), any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance and/or termination of this Agreement and any amendment thereto (including without limitation the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York (or at such other place of arbitration as the Compensation Committee of the Board of Directors of the Company, acting as Plan Administrator, or any successor plan administrator, may approve) in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC”), except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language.

(c) Before the Company has filed a request for arbitration or a response under the Rules of Arbitration of the ICC (as the case may be), the Company may by notice in writing to the Participant require that all Disputes or a specific Dispute be heard by any court of law in accordance with paragraph (f) and, for the purposes of this paragraph (c), each party expressly consents to the application of paragraphs (d) and (e) to any such suit, action or proceeding. If, at the time that the Company gives notice in accordance with this paragraph (c), arbitration has already been commenced in connection with a Dispute, that Dispute shall be withdrawn from arbitration.

(d) Either party may bring an action or proceeding in any court of law for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and/or in support of the arbitration as permitted by any applicable arbitration law and, for the purposes of this paragraph (d), each party expressly consents to the application of paragraphs (f) and (g) to any such suit, action or proceeding.

(e) Judgment on any award(s) rendered by the tribunal may be entered in any court having jurisdiction thereof.

(f)    (i)     Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts located in New York, United States for the purpose of any suit, action or proceeding brought in accordance with the provisions of paragraphs

(d) or (e). The parties acknowledge that the forum designated by this paragraph (f) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any suit, action or proceeding brought in any court referred to in paragraph (f) (i) pursuant to paragraphs (d) or (e) and such parties agree not to plead or claim the same.

(g) The parties agree that if a suit, action or proceeding is brought under paragraphs (d) or (e) proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and they irrevocably appoint the General Counsel of the Company, c/o Accenture, 50 W. San Fernando Street, San Jose, CA, 95113 (or, if different, the then-current principal business address of the duly appointed General Counsel of the Company) as such party’s agent for service of process in connection with any such action or proceeding and agree that service of process upon such agent, who shall promptly advise such party of any such service of process, shall be deemed in every respect effective service of process upon the party in any such action or proceeding. 15. Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, the provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, the provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16. Rule 16b-3. The grant of the RSUs to the Participant hereunder is intended to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) pursuant to Rule 16b-3 promulgated under the Exchange Act.

17. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the parties with respect to the subject matter hereof.

19. Data Protection. The Participant consents to the processing (including international transfer) of personal data as set out in Appendix A for the purposes specified therein.

20. Administration; Consent. In order to manage compliance with the terms of this Agreement, Common Shares delivered pursuant to the Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the Common Shares and/or held in the custody of a custodian until otherwise determined by the Company. To that end, by acceptance of this Agreement, the holder hereby appoints the Company, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact to assign, endorse and register for transfer into such nominee’s name or deliver to such custodian any such Common Shares, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this paragraph as such person might or could do personally. It is understood and agreed by each holder of the Common Shares delivered under the Agreement that this appointment, empowerment and authorization may be exercised by the aforementioned persons with respect to all Common Shares delivered pursuant to the Agreement of such holder, and held of record by another person or entity, for the period beginning on the date hereof and ending on the later of the date the Agreement is terminated and the date that is ten years following the last date Common Shares are delivered pursuant to this Agreement. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of Common Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such Common Shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Agreement. Each holder of Common Shares delivered pursuant to the Agreement agrees to execute such additional documents and take such other actions as may be deemed reasonably necessary or desirable by the Company to effect the provisions of the Agreement, as in effect from time to time. Each holder of Common Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may impose a legend on any document relating to or Common Shares issued or issuable pursuant to this Agreement conspicuously referencing the restrictions applicable to such Common Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

ACCENTURE PLC
By:

Douglas G. Scrivner
General Counsel and Secretary

PARTICIPANT
By:
Name:
Address:

APPENDIX A
DATA PROTECTION PROVISION

(a)
By participating in the Plan or accepting any rights granted under it, the Participant consents to the collection and processing by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Affiliates include the Participant’s employer.

These data will include data:
(i) already held in the Participant’s records such as the Participant’s name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;
(ii) collected upon the Participant accepting the rights granted under the Plan (if applicable); and
(iii) subsequently collected by the Company or any of its Affiliates in relation to the Participant’s continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant).

(b)	This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates.

(c)
In particular, the Participant expressly consents to the transfer of personal data about the Participant as described in paragraph (a) above by the Company and its Affiliates. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area, but also worldwide, to other employees and officers of the Company and its Affiliates and to the following third parties for the purposes described in paragraph (a) above:

(i) Plan administrators, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;
(ii) regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;
(iii) actual or proposed merger partners or proposed assignees of, or those taking or proposing to take security over, the business or assets of the Company or its Affiliates and their agents and contractors;
(iv) other third parties to whom the Company or its Affiliates may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and
(v) the Participant’s family members, physicians, heirs, legatees and others associated with the Participant in connection with the Plan.
Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the EU or the European Economic Area. Countries to which data are transferred include the USA.

All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan.
The Participant has the right to be informed whether the Company or its Affiliates hold personal data about the Participant and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate or to be destroyed if the Participant wishes to withdraw his or her consent. The Participant is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Participant by the Company or its Affiliates in the past. More detailed information is available to the Participant by contacting the appropriate local data protection officer in the country in which the Participant is based from time to time. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.

(d)
The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where the Participant wishes to participate in the Plan, it is essential that his/her personal data are processed in the manner described above. At any time the Participant may withdraw his or her consent.

EXHIBIT 1-A

Determination of RSU Vesting pursuant to Section 1(c) of the Agreement

1.	Determine Percentile Rank (PR) for each of the Comparison Companies in accordance with the following formula:

PR = (PB/N)(100)

Where:

PB = ordinal position from the lowest TSR among the Comparison Companies. The Comparison Company with the lowest TSR is the first position from the bottom.

N = number of Comparison Companies in the computation.

2.
After determining and ordering the PR for each Comparison Company, if the TSR of the Company is equal to the TSR of any other Comparison Company (rounded to the nearest 0.01), then the Company’s PR shall equal the PR of such Comparison Company. If the Company’s TSR is not equal to the TSR of any other Comparison Company, then the Company’s PR shall be determined by interpolation, using the TSRs and PRs of the Comparison Companies having the next highest and next lowest TSRs in comparison to the Company’s TSR. If there is no Comparison Company with a TSR that is higher than the Company’s TSR, then the Company’s PR shall be 100. If there is no Comparison Company with a TSR that is lower than the Company’s TSR, then the Company’s PR shall be equal to the PR of the lowest ranked Comparison Company.

3.	Upon determining the PR of the Company, the percentage of maximum RSUs granted under the Agreement that vest shall be determined as follows:

Performance level	Company PR (measured as a percentile)	Percentage of maximum RSUs granted under the Agreement that vest
Maximum	The Company is ranked at or above the 75th percentile.	25%
Target	The Company is ranked at the 60th percentile.	16.67%
Threshold	The Company is ranked at the 40th percentile.	8.33%
	The Company is ranked below the 40th percentile.	0%

Performance Between Threshold and Target. If the Company’s Percentile Rank is between “Threshold” and “Target,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(c) of the Agreement shall equal (a) 8.33% of the RSUs granted under the Agreement plus (b) an additional percentage of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(PR — 40) x 8.34
20

where, PR equals the Percentile Rank of the Company, as determined above.

Performance Between Target and Maximum. If the Company’s Percentile Rank is between “Target” and “Maximum,” the percentage of the RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(c) of the Agreement shall equal (a) 16.67% of the RSUs granted under the Agreement plus (b) an additional percentage, not to exceed 8.33%, of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(PR — 60) x 8.33
15

where, PR equals the Percentile Rank of the Company, as determined above.

EXHIBIT 1-B

Determination of RSU Vesting pursuant to Section 1(d) of the Agreement

1.
Determine the Company actual percentage of Target Cumulative Operating Income (“AP”) by dividing the Company’s Actual Cumulative Operating Income by the Target Cumulative Operating Income and expressing the result as a percentage (the resulting percentage being referred to as the “Performance Rate” or “PR”).

2.	Upon determining the Company’s Performance Rate, the percentage of maximum RSUs granted under the Agreement that vest shall be determined as follows:

Performance level	Company’s Performance Rate	Percentage of RSUs granted under the Agreement that vest
Maximum	125% or greater	75%
Target	100%	50%
Threshold	80%	25%
	Less than 80%	0%

Performance Between Threshold and Target. If the Company’s Performance Rate is between “Threshold” and “Target,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(d) of the Agreement shall equal (a) 25% of the maximum RSUs granted under the Agreement, plus (b) an additional percentage of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(	PR – 80)	x 1.25

where, PR equals the Company’s Performance Rate, as determined above.

Performance Between Target and Maximum. If the Company’s Performance Rate is between “Target” and “Maximum,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(d) of the Agreement shall equal (a) 50% of the maximum RSUs granted under the Agreement, plus (b) an additional percentage, not to exceed 25%, of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(	PR – 100)

where, PR equals the Company’s Performance Rate, as determined above.